Exhibit 10.17

REVISED FORM OF EXECUTIVE RESTRICTED STOCK AGREEMENT

This Revised Form of Executive Restricted Stock Agreement (the “Agreement”) is entered into this 8th day of May, 2009 between Marchex, Inc., a Delaware corporation (the “Company”) and                      (the “Participant”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Company has agreed to grant to the Participant,      shares of the Company’s Class B common stock, par value $0.01 per share (the “Shares” or “Common Stock”) in accordance with the terms and conditions of the Company’s 2003 Amended and Restated Stock Incentive Plan (the “Plan”); and

WHEREAS, the Shares are subject to certain restrictions; and

WHEREAS, a condition to the grant of the Shares to the Participant is that the Participant execute this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Grant of Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company hereby awards to the Participant,      Shares on May 8, 2009 (the “Grant Date”). To the extent required by law, the Participant shall pay the Company the par value ($0.01) (the “Purchase Price”) for each Share awarded to the Participant simultaneously with the execution of this Agreement in cash or cash equivalents payable to the order of the Company. Pursuant to the Plan and Section 4 of this Agreement, the Shares are subject to certain restrictions, which restrictions shall expire in accordance with the provisions of the Plan and Section 4 hereof. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock”, and Shares as to which such restrictions have expired shall be referred to herein as “Vested Shares.”

2. Right to Repurchase Upon Termination of Employment Relationship. In the event Participant’s employment relationship with the Company terminates, for any reason whatsoever, whether due to voluntary or involuntary action, death, disability or otherwise, the Company shall have the right to repurchase at the original price paid therefor all or any portion of the Restricted Stock, which right may be exercised at any time and from time to time within ninety (90) days after the date of such termination.

3. Exercise of Right of Repurchase. The Company may exercise its right of repurchase by providing written notice to the Participant stating the number of Shares of Restricted Stock to be repurchased, the aggregate price to be paid (the “Repurchase Price”) and the date (the “Repurchase Date”) such repurchase shall occur (which shall be a date not fewer than ten (10) and not more than thirty (30) days from the date of such notice). On the Repurchase Date, the Company shall deliver the Repurchase Price to the Participant, by check or wire of immediately available funds, against delivery of the certificate or certificates representing the Shares to be repurchased and duly endorsed stock powers.

4. Vesting of Shares. So long as the Participant continues to remain as an employee of the Company, the Shares will be deemed to become “Vested Shares” as follows: 25% of the total Shares shall vest on each of the first, second, third and fourth anniversaries, respectively, of the Grant Date such that the Shares shall be vested in full on the fourth anniversary of the Grant Date. One hundred percent (100%) of the Shares not already vested as of the date of a Change of Control, shall become immediately vested upon such Change of Control. For the purposes hereof, “Change of Control” shall mean the occurrence of any of the following events:

(i)	an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” or “Group” (as such terms are used for the purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person or Group has Beneficial Ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, in determining whether or not a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would constitute a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company, (ii) the Company, (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined), or (iv) any holder of the Company’s Class A Common Stock as of the date hereof;

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	the consummation of:

(a)

A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction”. A

“Non-Control Transaction” is a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

A.	the shareholders of the Company immediately before such merger, consolidation, or reorganization, own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting form such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

B.	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation or a corporation owning directly or indirectly fifty-one percent (51%) or more of the Voting Securities of the Surviving Corporation, and

C.	no Person or Group, other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company immediately prior to such merger, consolidation, or reorganization, or (iv) any holder of the Company’s Class A Common Stock as of the date hereof, owns twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then-outstanding voting securities; or

(b)	a complete liquidation or dissolution of the Company; or

(c)	the sale of disposition of all or substantially all of the assets of the Company to any Person.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change of Control shall occur.

There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date. The Compensation Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock at any time. Fractional shares of Common Stock resulting from any vesting hereunder shall be aggregated until, and eliminated at, the time of vesting by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. Cash settlements shall be made with respect to fractional shares of Common Stock eliminated by rounding in accordance with the Plan.

5. Transfers. No Participant shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of (either voluntarily or by operation of law or otherwise) all or any of his Restricted Stock (or any interest therein or any option, warrant or other right with respect thereto).

6. Rights as a Holder of Restricted Stock. From and after the Grant Date, the Participant shall have, with respect to the Restricted Stock, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive and retain all regular cash dividends payable to holders of shares of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), voting rights and to exercise all other rights, powers and privileges of a holder of shares with respect to the Restricted Stock, with the exceptions that (i) the Participant shall not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until such shares are no longer Restricted Stock; and (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock.

7. Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the date on which any Restricted Stock shall have become vested or upon the filing of an election under Section 83(b) as provided below, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; and (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested or other withholding taxes that are required by law, including that the Company may, but shall not be required to, sell a number of Shares sufficient to cover applicable withholding taxes. Subject to the Participant’s compliance with the Company’s policy on Insider Trading (as in effect from time to time), the Participant may elect to pay the Company his or her obligations for the payment of such taxes through a special sale and remittance procedure commonly referred to as a “cashless exercise” or “sell to cover” transaction pursuant to which the Participant shall concurrently provide irrevocable written instructions: (i) to the Company’s designated stock plan administrator to effect the immediate sale of a sufficient number of the Shares acquired upon the vesting of the Shares to enable the Company’s designated stock plan administrator to remit, out of the sales proceeds available upon the settlement date, sufficient funds to the Company to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such vesting and/or sale; and (ii) to the Company to deliver any certificate(s) or other evidence of ownership for such sold Shares directly to the Company’s designated stock plan administrator in order to complete the sale transaction. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

8. Legend. In the event that a certificate evidencing Restricted Stock is issued, the certificate representing the Shares shall have endorsed thereon the following legend:

“THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE MARCHEX, INC. (THE “COMPANY”) 2003 AMENDED AND RESTATED STOCK INCENTIVE PLAN (THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF THE 8th DAY OF MAY, 2009. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

9. Certain Additional Payments by the Company. In the event it shall be determined at any time that as a result, directly or indirectly, of the Shares or payment or distribution by the Company to or for the benefit of the Participant in connection therewith, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the Participant would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Participant is in the same after-tax position as if no Excise Tax had been imposed upon the Participant. The Company shall pay the Gross-Up Payment to Participant no later than the last day of Participant’s taxable year following the taxable year in which Participant remits the Excise Tax.

10. Recapitalizations, Reorganizations, Changes in Control and the Like. Adjustments and certain other matters relating to recapitalizations, reorganizations, sale of the assets of the Company, changes in control and the like shall be made and determined in accordance with Section 16 of the Plan, as in effect on the date of this Agreement.

11. Failure to Deliver Shares. If the Participant becomes obligated to sell any Shares to the Company under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to the defaulting Participant the Purchase Price for such Shares as is herein specified. Thereupon, the Company, upon written notice to the defaulting Participant, shall cancel on its books the certificate or certificates representing the Shares to be sold, and all of the defaulting Participant’s rights in and to such Shares shall terminate.

12. Specific Enforcement. The Participant expressly agrees that the Company may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by Participant, the Company shall, in addition to all other remedies, each be entitled to apply for a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof.

13. No Special Employment or Other Contract Rights. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment relationship of the Participant for the period within which the Shares shall vest.

14. Attorneys-in-Fact. Each Participant hereby irrevocably appoints each person who may from time to time serve as Chief Executive Officer, Chief Financial Officer or General Counsel of the Company as his or her attorney-in-fact with specific authority to execute, acknowledge, swear to, file, and deliver all consents, elections, instruments, certificates, and other documents and to take any other action requisite to carrying out the intention and purpose of this Agreement.

15. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

16. Governing Law; Successors and Assigns. This Agreement shall be governed by the internal and substantive laws of the State of Delaware without giving effect to the conflicts of laws principles thereof and, except as otherwise provided herein, shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties. Each party hereby consents to the personal jurisdiction of the State of Delaware, acknowledges that venue is proper in any state or Federal court in the State of Delaware, agrees that any action related to this Agreement must be brought in a state or Federal court in the State of Delaware and waives any objection that may exist, now or in the future, with respect to any of the foregoing.

17. Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. Except as otherwise permitted by the requirements of Section 409A of the Code, and the Treasury Regulations issued thereunder (“Section 409A”), any reimbursement to which Participant is entitled pursuant to this Section 17 shall (a) be paid no later than the last day of Participant’s taxable year following the taxable year in which the expense was incurred, (b)

not be affected by the amount of expenses eligible for reimbursement in any other taxable year, and (c) not be subject to liquidation or exchange for another benefit.

18. Notices. Any notices or other communications required to be given hereunder shall be given by hand delivery or by first class mail with all fees prepaid and addressed, if to the Company, to it at its principal place of business, Attn: General Counsel, and if to Participant, to him, her or it at the address set forth in the signature page hereto.

19. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

20. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Compliance with Section 409A. The Company intends that income provided to Participant pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Participant pursuant to this Agreement. In any event, except for the responsibility of the Company to withhold applicable income and employment taxes from compensation paid or provided to Participant, the Company shall not be responsible for the payment of any applicable taxes incurred by Participant on compensation paid or provided to Participant pursuant to this Agreement.

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MARCHEX, INC.

Restricted Stock Agreement

Counterpart Signature Page

IN WITNESS WHEREOF, this Agreement has been executed as an instrument under seal of the date and year first above written.

COMPANY:

MARCHEX, INC.

By:
Name:
Title:

PARTICIPANT:

Name:
Address: